hopTo Inc. Announces First Quarter 2017

Financial Results

CAMPBELL, Calif. – May 23, 2017 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software today announced its financial results for the year ended March 31, 2017.

First Quarter 2017 Financial Update:

●	Revenue of $0.98 million

●	Net Loss of $0.15 million

●	Basic and diluted loss per share of $0.02

First Quarter 2017 Operational Summary and Business Update

“Throughout the first quarter, we have continued our efforts to extract value from the intellectual property and software that we have developed while taking additional steps to further reduce expenses,” stated Eldad Eilam, President and CEO of hopTo Inc.

“Our GO-Global business continues to generate positive cash flow and remains an important aspect of our overall company. We continue to believe that the GO-Global business will operate profitably in the future. We are also evaluating opportunities related to GO-Global. Additionally, early in the Second Quarter, we entered into a sublease for our remaining office space in Campbell and will derive additional expense savings and positive cash flow from this transaction.”

“Although we continue to believe that we may have opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Our Annual Report on Form 10-K that was filed with the SEC on April 7, 2017 included discussion of such opportunities and additional new risk factors in this regard. Shareholders should not place any significant reliance on the outcome of such efforts. In addition, although our GO-Global business continues to generate cash, due to our conclusion that it is unlikely we will generate revenue from hopTo Work in the reasonably foreseeable future, our Annual Report included disclosure regarding our determination that there are substantial doubts about our ability to continue as a going concern. We nevertheless intend to further manage our expenses to preserve as many opportunities for the company as reasonably possible. In particular, we will seek to preserve resources to enable the continued operation and customer support of our GO-Global business, which we believe is achievable given the positive cash flow profile of that business.”

First Quarter 2017 Results of Operations

Total revenue for the first quarter 2017 of $0.98 million represents a decrease of 2.5% from $1.0 million for the same period in the prior year. This revenue is entirely from the Company’s Go-Global products and services.

Gross profit for the first quarter of 2017 amounted to $0.96 million, as compared to $0.95 million, for the same period in 2016, an increase of 1.1%.

Total operating expense for the first quarter of 2017 was $1.1 million, a reduction of $0.8 million or 40.7% from the same period in 2016. hopTo reported a net loss for the quarter ended March 31, 2017 of $0.15 million, or $0.02 per basic and diluted share, compared to $1.0 million or $0.10 per basic and diluted share for the same period in 2016.

As of March 31, 2017 the Company had cash of $673 thousand and accounts receivable of $184 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its first quarter financial results.

As we did with our Year End 2016 and Q3 2016 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Wednesday, May 24, 2017. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before May 31, 2017. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Campbell, CA. For more information on hopTo, please visit: www.hopTo.com.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents we have filed with the SEC.

Investors / Media

J. L. Casabonne

investors@hopto.com

408-688-2674 ext. 5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)

Assets
Cash	$673,100	$546,200
Accounts receivable, net	183,800	355,300
Prepaid expenses	35,400	38,700
Total current assets	892,300	940,200

Property and equipment, net	124,600	143,300
Other assets	109,000	109,000
Total assets	$1,125,900	$1,192,500

Liabilities and stockholders' deficit
Accounts payable and accrued expenses	$1,036,100	$975,800
Deferred rent	20,900	24,100
Capital lease	4,600	6,800
Deferred revenue	1,720,500	1,759,000
Other current liabilities	766,200	571,100
Total current liabilities	3,548,300	3,336,800

Deposit liability	81,400	81,400
Deferred revenue	1,557,500	1,694,600
Deferred rent	-	2,600
Stockholders' deficit	(4,061,300)	(3,922,900)
Total liabilities and stockholders' deficit	$1,125,900	$1,192,500

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
Revenue	$982,500	$1,007,300
Costs of revenue	18,800	53,800
Gross profit	963,700	953,500
Operating expenses:
Selling and marketing	89,900	317,100
General and administrative	641,100	678,100
Research and development	385,000	885,800
Total operating expenses	1,116,000	1,881,000
Loss from operations	(152,300)	(927,500)
Change in fair value of warrants liability	-	(47,300)
Other income (expense), net	(500)	600
Loss before provision for income tax	(152,800)	(974,200)
Provision for income tax	900	700
Net loss	(153,700)	(974,900)

Basic and diluted loss per share	$(0.02)	$(0.10)
Average weighted common shares outstanding - basic and diluted	9,804,400	9,737,946